Exhibit 99.1

Callaway Golf Company Announces First Quarter 2016 Financial Results With Continued Improvements In Gross Margins And Profitability; Callaway Increases 2016 Full Year GAAP Revenue And Earnings Guidance

- First quarter 2016 diluted earnings per share of $0.40 compared to $0.39 for the first quarter of 2015; on a constant currency basis, first quarter 2016 diluted earnings per share grew by 23.1% to $0.48

- First quarter 2016 gross margin increased 350 basis points to 48.3%, compared to 44.8% for the first quarter of 2015; on a constant currency basis, first quarter gross margin increased 410 basis points.

- First quarter 2016 net sales of $274 million compared to $284 million in the first quarter of 2015; on a constant currency basis, net sales were $277 million for the first quarter of 2016.

- The Company's full year 2016 GAAP earnings per share guidance increased by $0.25 to a range of $0.40 - $0.50, reflecting anticipated continued improvements in profitability as well as $0.18 attributable to the monetization of a portion of the Company's strategic investment in Topgolf.  The Company also increased its GAAP net sales guidance by $10 million to a range of $855-$880 million.

CARLSBAD, Calif., April 27, 2016 /PRNewswire/ -- Callaway Golf Company (NYSE: ELY) today announced its first quarter financial results and updated its full year financial outlook for 2016.

The Company's 2016 first quarter net sales of $274 million, as compared to $284 million in the first quarter of 2015, were consistent with the Company's expectations and primarily reflect a strategic change in product launch timing, including the extension of product lifecycles. As a result of this strategic change, a majority of the Company's anticipated sales growth in 2016 is expected to occur in the second half of the year. Despite this change, the Company's 2016 product line has been well received by retailers and consumers alike, enabling the Company to continue its brand momentum and build upon its significant market share gains of the last few years. For the first quarter of 2016, Callaway maintained its #1 dollar market share position in the U.S. for total golf clubs and its total U.S. hard goods dollar share was the Company's highest first quarter share since 2007.

The Company's 2016 first quarter financial results also reflect the Company's continued improvements in gross margins and profitability. For the first quarter of 2016, despite the planned reduction in net sales, the Company's gross margins improved by 350 basis points to 48.3%, resulting in a $5 million (or 4.0%) increase in gross profit compared to the same period in 2015. These improvements are the result of continued favorable trends in the Company's business, including continued operational efficiencies, increased average selling prices, and less promotional activity. A $3 million decrease in operating expenses also contributed to a 22.7% increase in operating income (29.2% on a constant currency basis) for the first quarter of 2016 compared to the same period in 2015.

The Company's diluted earnings per share increased to $0.40 for the first quarter of 2016 compared to $0.39 for the first quarter of 2015. On a constant currency basis, first quarter diluted earnings per share increased by 23.1%. The improvement in earnings per share is attributable to the improved gross margins and reduced operating expenses, which allowed the Company to more than offset the over $7 million in net foreign currency losses.

"The first quarter of 2016 was a strong start to the year for Callaway Golf and we are encouraged by how our business is trending," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "We are seeing sustained improvements in market dynamics, including less promotional activity and higher average selling prices. We are also steadily improving our profitability via operational improvements and our brand momentum by maintaining our leadership position in the club category while building share in our golf ball business, which presents an excellent growth opportunity. In addition, we had an exceptional start on tour, winning the first two majors of the year. Lydia Ko won the ANA Inspiration, the LPGA's first major of the year, and Danny Willett enjoyed a strong win at the Masters. Both won with our new XR 16 driver which is contributing to the buzz around that product."

Mr. Brewer continued, "Looking forward, we will continue to focus on our core business by delivering innovative golf products and by continuing to improve our operational efficiencies. The effectiveness of this core strategy is proven; for example, our trailing twelve month EBITDA as of March 31, 2016 increased by 49.0% to $46.2 million compared to the same period in 2015. Moving forward, in addition to focusing on our core business, we intend to use our increased profitability and strengthened financial condition to dedicate additional resources to business development opportunities both within our core business and in tangential areas. Such opportunities include our previously announced agreement in principle to form a joint venture with our long term licensee, TSI Groove & Sports Co., Ltd., for the manufacture and distribution of Callaway branded apparel, footwear and headwear in Japan. We are excited about this second leg of our growth strategy and believe it opens up a new and exciting path for increasing long-term shareholder value."

GAAP and Constant Currency Results

In addition to the Company's results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also provided additional information concerning its results on a non-GAAP basis. This non-GAAP information presents the Company's financial results on a constant currency basis. The manner in which this constant currency information is derived is discussed in more detail toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of First Quarter 2016 Financial Results

For the first quarter of 2016, Callaway announced the following GAAP and constant currency financial results, as compared to the same period in 2015 (in millions, except eps):

	GAAP RESULTS			NON-GAAP INFORMATION
	2016 GAAP	2015 GAAP	Change	2016 Constant Currency	2015 GAAP	Change
Net Sales	$274	$284	($10)	$277	$284	($7)
Gross Profit/ % of Sales	$132 48.3%	$127 44.8%	$5 350 b.p.	$135 48.9%	$127 44.8%	$8 410 b.p.
Operating Expenses	$87	$90	($3)	$88	$90	($2)
Pre-Tax Income	$40	$37	$3	$47	$37	$10
EPS	$0.40	$0.39	$0.01	$0.48	$0.39	$0.09

Business Outlook for 2016

The Company revised its full year financial guidance for 2016. The Company's revised pre-tax income and earnings guidance includes an $18 million pre-tax gain on the sale of approximately 10% of the Company's investment in Topgolf International, Inc., which occurred during the second quarter of 2016. The Company still holds an approximate 15% ownership interest in Topgolf. In addition, the planned joint venture in Japan is expected to have only a limited impact on net sales and gross margins in 2016, as it is not expected to be completed until sometime in the second half of the year. However, it will have an impact on operating expenses as formation and integration activities will occur throughout 2016. The Company's best estimate of the impact of the joint venture is included in the guidance below.

The Company is only providing 2016 GAAP guidance at this time. Foreign currency exchange rates changed during the first quarter such that there are no material differences between the Company's GAAP guidance and constant currency guidance. The foreign currency exchange rates used in the Company's guidance are set forth in the schedules to this press release. Any changes in foreign currency exchange rates from the rates used by the Company will affect the Company's GAAP guidance.

Full Year 2016

The Company currently estimates the following full year results for 2016:

	2016 GAAP Estimate	2015 Actual
Net Sales	$855 - $880 million	$844 million

The increase in the Company's estimate of full year net sales on a GAAP basis from its previous GAAP guidance of $845 - $870 million is due primarily to strengthening foreign currencies relative to the U.S. Dollar in some of the Company's foreign markets. If the U.S. Dollar were to strengthen during the balance of the year, the Company's GAAP sales estimates would be adversely affected.

	2016 GAAP Estimate	2015 Actual
Gross Margins	44.5%	42.4%

The Company estimates that its 2016 GAAP gross margin as a percentage of sales will improve approximately 100 basis points from its previous guidance of 43.5% due to a stronger sales mix of in-line products compared to closeouts, continued operational improvements, and foreign currency exchange rates.

	2016 GAAP Estimate	2015 Actual
Operating Expenses	$348 million	$331 million

The Company estimates that its 2016 GAAP operating expenses will be slightly higher than its previous guidance of $345 million driven by foreign currencies strengthening in select markets.

	2016 GAAP Estimate	2015 Actual
Pre-Tax Income	$45 - $55 million	$20 million

The Company estimates that its 2016 pre-tax income will increase from its previous guidance of $20 - $30 million due to the impact of the second quarter gain on the sale of a portion of the Company's Topgolf shares, continued improvements in gross margins and profitability, and changes in foreign currency rates.

	2016 GAAP Estimate	2015 Actual
Earnings Per Share	$0.40 - $0.50	$0.17

The Company estimates that its fully diluted earnings per share on a GAAP basis will increase from its previous 2016 GAAP guidance of $0.15 - $0.25 earnings per share due primarily to the impact of the sale of a portion of its Topgolf investment, anticipated continued improvements in gross margins and profitability, and changes in foreign currency rates. The Company's revised earnings estimate represents an increase of $0.23 - $0.33 over its performance in 2015 with the gain on the sale of the Topgolf shares accounting for approximately $0.18 of the increase.

The Company's 2016 earnings per share estimates assume a base of 95 million shares as compared to 85 million shares in 2015. The increased share count in 2016 is primarily the result of the conversion of the Company's convertible debt into equity in 2015. This estimate also includes taxes of approximately $6 million.

Second Quarter 2016

The Company currently estimates the following financial results for the second quarter of 2016.

	2016 GAAP Estimate	2015 Actual
Net Sales	$238 - $245 million	$231 million

The anticipated increase in net sales during the second quarter of 2016 as compared to the same period in 2015 reflects the Company's brand momentum, the success of the Company's 2016 product line and the timing of product launches.

	2016 GAAP Estimate	2015 Actual
Earnings Per Share	$0.33 - $0.37	$0.15

The anticipated increase in earnings per share for the second quarter of 2016 compared to the same period in the prior year reflects the gain on the sale of a portion of the Company's investment in Topgolf, which accounts for $0.18 of the expected increase, as well anticipated continued improvements in gross margins and profitability, partially offset by a shift in marketing expense from the first quarter to the second quarter.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today to discuss the Company's financial results, outlook, and business. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Wednesday, May 4, 2016. The replay may be accessed through the Internet at www.callawaygolf.com.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. This calculation also excludes foreign currency net gains and losses recognized during the period from the translation of transactions denominated in foreign currencies and foreign currency gains and losses recognized from the Company's hedging contracts. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

EBITDA. The Company provided information about its results, excluding interest, taxes, depreciation and amortization expenses.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly correlated GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items.

Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the estimated 2016 sales, gross margins, operating expenses, pre-tax income, taxes, and earnings per share (or related share count), the expected terms and timing of the Company's planned joint venture in Japan, as well as the Company's momentum, success of future products, growth opportunities, the investment in corporate development opportunities, future operational efficiencies, and the creation of long-term shareholder value, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns including the negotiation and completion of final terms for the planned joint venture in Japan; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products, or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2015 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q, and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contacts:	Robert Julian
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited) (In thousands)

	March 31, 2016	December 31, 2015
ASSETS

Current assets:
Cash and cash equivalents	$35,136	$49,801
Accounts receivable, net	233,210	115,607
Inventories	186,149	208,883
Other current assets	16,203	17,196
Total current assets	470,698	391,487

Property, plant and equipment, net	55,631	55,808
Intangible assets, net	115,546	115,282
Investment in golf-related ventures	54,575	53,315
Other assets	15,422	15,332
Total assets	$711,872	$631,224

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$110,268	$122,620
Accrued employee compensation and benefits	22,025	33,518
Asset-based credit facility	78,969	14,969
Accrued warranty expense	6,350	5,706
Income tax liability	2,741	1,823
Total current liabilities	220,353	178,636

Long-term liabilities:	38,860	39,643
Total shareholders' equity	452,659	412,945
Total liabilities and shareholders' equity	$711,872	$631,224

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Net sales	$274,053	$284,179
Cost of sales	141,661	156,913
Gross profit	132,392	127,266
Operating expenses:
Selling	63,286	66,319
General and administrative	15,544	16,099
Research and development	8,234	7,916
Total operating expenses	87,064	90,334
Income from operations	45,328	36,932
Other income (expense), net	(5,537)	525
Income before income taxes	39,791	37,457
Income tax provision	1,401	1,638
Net income	$38,390	$35,819

Earnings per common share:
Basic	$0.41	$0.46
Diluted	$0.40	$0.39
Weighted-average common shares outstanding:
Basic	93,952	77,753
Diluted	95,424	93,896

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (Unaudited) (In thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$38,390	$35,819
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,157	4,703
Deferred taxes, net	—	(15)
Share-based compensation	2,194	1,826
Gain on disposal of long-lived assets and deferred gain amortization	(270)	(257)
Debt discount amortization on convertible notes	—	202
Changes in assets and liabilities	(115,930)	(132,626)
Net cash used in operating activities	(71,459)	(90,348)

Cash flows from investing activities:
Capital expenditures	(4,963)	(2,393)
Investment in golf-related ventures	(1,260)	—
Proceeds from note receivable	3,104	—
Proceeds from sale of property, plant and equipment	6	1
Net cash used in investing activities	(3,113)	(2,392)

Cash flows from financing activities:
Proceeds from asset-based credit facilities, net	64,000	79,083
Exercise of stock options	384	2,239
Dividends paid	(941)	(780)
Acquisition of treasury stock	(2,878)	(1,402)
Net cash provided by financing activities	60,565	79,140

Effect of exchange rate changes on cash and cash equivalents	(658)	(799)
Net decrease in cash and cash equivalents	(14,665)	(14,399)
Cash and cash equivalents at beginning of period	49,801	37,635
Cash and cash equivalents at end of period	$35,136	$23,236

CALLAWAY GOLF COMPANY Consolidated Net Sales and Operating Segment Information and Non-GAAP Reconciliation (Unaudited) (In thousands)

	Net Sales by Product Category
	Year Ended March 31, 2016		Decline		Non-GAAP Constant Currency vs. 2015(1)
	2016	2015	Dollars	Percent	Percent
Net sales:
Woods	$86,070	$89,483	$(3,413)	(3.8)%	(3.2)%
Irons	59,232	61,545	(2,313)	(3.8)%	(3.0)%
Putters	29,750	30,945	(1,195)	(3.9)%	(2.6)%
Gear/Accessories/Other	57,585	59,183	(1,598)	(2.7)%	(1.4)%
Golf balls	41,416	43,023	(1,607)	(3.7)%	(2.9)%
	$274,053	$284,179	$(10,126)	(3.6)%	(2.6)%

(1) Calculated by applying 2015 exchange rates to 2016 reported sales in regions outside the U.S.

	Net Sales by Region
	Year Ended March 31, 2016		Growth/(Decline)		Non-GAAP Constant Currency vs. 2015(1)
	2016	2015	Dollars	Percent	Percent
Net Sales
United States	$160,048	$168,623	$(8,575)	(5.1)%	(5.1)%
Europe	37,901	41,757	(3,856)	(9.2)%	(5.9)%
Japan	39,278	37,188	2,090	5.6%	1.1%
Rest of Asia	15,808	16,473	(665)	(4.0)%	2.9%
Other foreign countries	21,018	20,138	880	4.4%	13.0%
	$274,053	$284,179	$(10,126)	(3.6)%	(2.6)%

(1) Calculated by applying 2015 exchange rates to 2016 reported sales in regions outside the U.S.

	Operating Segment Information
	Year Ended March 31, 2016		Growth/(Decline)
	2016	2015	Dollars	Percent
Net Sales
Golf Club	$232,637	$241,156	$(8,519)	(3.5)%
Golf Ball	41,416	43,023	(1,607)	(3.7)%
	$274,053	$284,179	$(10,126)	(3.6)%

Income before income taxes:
Golf clubs	$44,946	$40,940	$4,006	9.8%
Golf balls	10,563	7,409	3,154	42.6%
Reconciling items(1)	(15,718)	(10,892)	(4,826)	44.3%
	$39,791	$37,457	$2,334	6.2%

(1) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

CALLAWAY GOLF COMPANY Supplemental Financial Information - Non-GAAP Information and Reconciliation (Unaudited) (In thousands, except per share data)

	Quarter Ended March 31,
		2016	2016(1)
	2016	Foreign	Non-GAAP	2015
	Callaway Golf	Currency	Constant	Callaway Golf
	As Reported	Impact	Currency	As Reported
Net sales	$274,053	$2,598	$276,651	$284,179
Gross profit	132,392	3,019	135,411	127,266
% of sales	48.3%	n/a	48.9%	44.8%
Operating expenses	87,064	637	87,701	90,334
Income from operations	45,328	2,382	47,710	36,932
Other income (expense), net	(5,537)	4,931	(606)	525
Income before income taxes	39,791	7,313	47,104	37,457
Income tax provision	1,401	43	1,444	1,638
Net income	$38,390	$7,270	$45,660	$35,819

Diluted earnings per share:	$0.40	$0.08	$0.48	$0.39
Weighted-average shares outstanding:	95,424	95,424	95,424	93,896

(1) Calculated by applying 2015 exchange rates to 2016 reported results in regions outside the U.S.

EBITDA	2016 Trailing Twelve Month EBITDA					2015 Trailing Twelve Month EBITDA
	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31		June 30,	September 30,	December 31,	March 31,
	2015	2015	2015	2016	Total	2014	2014	2014	2015	Total
Net income (loss)	$12,818	$(3,617)	$(30,452)	$38,390	$17,139	$3,369	$(1,134)	$(41,539)	$35,819	$(3,485)
Interest expense, net	1,936	3,520	868	621	6,945	2,612	2,037	1,764	2,021	8,434
Income tax provision	1,817	1,547	493	1,401	5,258	1,873	304	1,980	1,638	5,795
Depreciation and amortization expense	4,454	4,193	4,029	4,157	16,833	5,460	5,222	4,857	4,703	20,242
EBITDA	$21,025	$5,643	$(25,062)	$44,569	$46,175	$13,314	$6,429	$(32,938)	$44,181	$30,986

CALLAWAY GOLF COMPANY 2016 Foreign Exchange Rates

Rates used in the Company's current guidance for 2016

EUR	1.12
GBP	1.45
JPY	115.00
KRW	1,192.00
CAD	1.31
AUD	0.74

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